THE DESSAUER GLOBAL EQUITY FUND

                                 PROXY STATEMENT
                               Dated June 2, 1999

                         SPECIAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  June 28, 1999

The Meeting has been called for the following purposes:

     1.   To approve a new investment advisory agreement for the Fund;

          Proposition 1:
          For:                2,727,278
          Against:               38,098
          Abstain:               34,539

     2. To clarify the Fund's fundamental investment restriction regarding borrowing; and

          Proposition 2:
          For:                1,952,613
          Against:               64,386
          Abstain:               40,055
          Not-voted:            742,862

     3. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.